Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 12 to Registration Statement Nos. 333-85183 and 811-09547 on Form N-4 (the “Registration Statement”) of (1) our report dated April 28, 2009 relating to the financial statements of Farmers Annuity Separate Account A for the year ended December 31, 2008, and (2) our report dated April 28, 2009 relating to the financial statements of Farmers New World Life Insurance Company for the year ended December 31, 2008, which appear in the Statement of Additional Information of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

April 29, 2009